Exhibit 99.2
NY MAGIC, INC.
Moderator: George Trumbull
November 4, 2010
9:00 a.m. ET

Operator:	Good morning. Welcome to NYMAGIC, INC. investor call to discuss third quarter 2010 financial results.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, please press the star button, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Now, I will turn the conference over to Andrew Mielach of Tiberend Strategic Advisors.

Andrew Mielach:	Thank you, LaTanya, and thank you everyone for joining us today.

By now, all of you should have received a copy of the company’s press release, which was disseminated Thursday after the close of the financial markets. If you have not received a copy, please contact Tiberend Strategic Advisors at 212-827-0020, and a copy will be e-mailed to you immediately.

With us today, we have George Trumbull, President and CEO.

Before we begin, we would like to remind everyone that any forward-looking statements concerning the company’s operations, economic performance and financial condition contained herein, including statements related to the outlook of the company’s performance in 2010 and beyond, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the company.

Some of these assumptions may not materialize, and unanticipated events may occur, which could cause actual results to differ materially from such statements. These include, but are not limited to the cyclical nature of the insurance and reinsurance industry; premium rates; investment yield; estimation of loss reserves and loss reserve development; net loss retention and the effect of competition; the ability to collect reinsurance receivables; the availability and cost of reinsurance; changes in the ratings assigned to the company by rating agencies; and other reinsurance uncertainties as included in the company’s filings with the Securities and Exchange Commission.

These risks could cause financial results of the 2010 year and beyond to differ materially from those expressed in any forward-looking statements made. The company undertakes no obligation to update publicly or revise any forward-looking statements made.

And now, I would like to turn the call over to George Trumbull, President and CEO of NYMAGIC.

George Trumbull:	Thank you, and good morning, everyone. Tom Iacopelli, the company’s chief financial officer and Paul Hart, the company’s general counsel, are here with me today as well.

I’m going to make a few comments on the third quarter and then Tom and I would be happy to answer any questions on the third quarter or year-to-date results.

The third quarter was not a good quarter from an earnings point of view, and was disappointing in several ways. The numbers were a mix of some good results, coupled with some negative ones. We had one-time charges for systems and merger expenses, a higher-than-expected loss ratio in our professional liability and commercial auto lines, and some shock losses on rig losses in our ocean marine and in our property lines.

On the plus side of the ledger, we had good growth in premiums, due largely to MMO Agencies and the commercial auto liability line. And we had excellent returns from our hedge fund portfolio.

Our loss ratio and our expense ratio were both high, and the expense ratio continues to be a problem. The loss ratio was adversely affected by the professional liability and the commercial auto lines in the quarter. Our marine and excess workers’ comp segments continue to perform well, and at or below expectations in loss ratio.

The expense ratio would have shown improvement without the merger charges, but still needs to show more improvement to get to a satisfactory level. We believe the staff reductions and other expense reduction actions, along with the premium growth will be more fully reflected in an improved expense ratio in the fourth quarter.

Tom and I would now be happy to answer any questions on the third quarter or year-to-date results.

Operator:	Thank you. And At this time, I would like to remind everyone, in order to ask a question, press star then the number one on your telephone keypad. Again, in order to ask a question, press star one now.

We will pause for just a moment to compile the Q&A roster. Again, if you would like to ask a question, please press star one now. At this time, there are no questions.

George Trumbull:	With that, if we have no questions, I thank all of you who called in and have been supportive of the company. We appreciate your interest, and we look forward to continuing to move forward.

Thank you very much.

Operator:	Thank you for your participation. This concludes today’s conference. You may now disconnect.
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